July 9, 2002

FOR IMMEDIATE RELEASE

CONTACT: Dallas R. Arthur, President, Bradford Bank (410) 372-1480 Ernest A. Moretti, President, Wyman Park Bancorporation, Inc.
           (410) 252-6450


BRADFORD BANK AND WYMAN PARK BANCORPORATION, INC. ANNOUNCE PLAN OF MERGER

(Baltimore, Maryland) - Bradford Bank and Wyman Park Bancorporation, Inc. (OTC Electronic Bulletin Board: WPBC) ("Wyman Park") today announced the approval of a definitive agreement for Bradford Bank to acquire Wyman Park. Wyman Park, based in Lutherville, Maryland, is the savings and loan holding company of Wyman Park Federal Savings & Loan Association, which operates two branches in Lutherville and Glen Burnie, Maryland.

Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, Bradford Bank will pay $14.55 per share to Wyman Park's stockholders. Bradford Bank also will pay $14.55, less the respective exercise price, for each outstanding stock option to purchase Wyman Park's stock. Wyman Park currently has assets of $70 million, which will bring Bradford Bank's total assets to $370 million.

Subject to the approval of regulatory authorities and Wyman Park's stockholders, and the satisfaction of customary closing conditions, the transaction is expected to be completed during the last quarter of 2002. At that time, Wyman Park and Wyman Park Federal Savings & Loan Association will be merged into Bradford Bank, and Wyman Park Federal Savings & Loan Association's branches will be operated under the Bradford Bank brand. Bradford Bank's headquarters will remain in Rodgers Forge.

"Wyman Park is an excellent match for Bradford," said Dallas R. Arthur, President of Bradford Bank. "Their product offerings and emphasis on long-standing  customer  relationships  complements  Bradford  Bank  very  well.
Together we can further expand our product and service offerings to our communities in the Baltimore area."

"The Board of Wyman Park is extremely pleased to bring this transaction to our stockholders and customers," said Ernest A. Moretti, President of Wyman Park. "This transaction allows the Company to maximize the return to our stockholders while maintaining exceptional service to our customers."

This news release contains forward-looking statements regarding Wyman Park Bancorporation, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wyman Park Bancorporation, Inc.'s filings with the Securities and Exchange Commission.